The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Announces Record Third Quarter Sales Based On
Solid Growth in Global Consumer and Professional Businesses

•	Third quarter sales improve 7%, led by 32% improvement in Global Professional
•	Global Consumer sales grow 6% with improvements in both U.S. and Europe
•	Consumer purchases at major retailer partners in the U.S. increase 8%
•	Company reaffirms previous earnings guidance entering fall lawn care season

MARYSVILLE, Ohio (July 31, 2008) - The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today announced record third quarter sales of $1.17 billion, up 7 percent from the same period a year ago. The results were led by a 32 percent improvement in sales from the Company’s Global Professional segment as well as a 6 percent improvement in the Global Consumer segment.
For the period ended June 28, 2008, adjusted net income - which excludes the impact of product recalls, registration issues and impairment charges - was $130.7 million, or $2.00 per share. Those results exclude $10.2 million of pre-tax costs incurred during the quarter related to product recall and registration issues. It also excludes a non-cash, pre-tax impairment charge of $123.3 million related to certain of the Company’s intangible assets. Including the non-recurring items, the Company’s reported net income in the quarter was $22.6 million, or $0.35 per share. The adjusted and reported results both compare with $129.7 million, or $1.98 per share, for the same period a year earlier.
“The lawn and garden category has proven to be resilient in a difficult economic environment, and we are pleased with the results we announced today,” said Jim Hagedorn, chairman and chief executive officer. “The business performed well in the third quarter and our Global Consumer segment maintained its strong momentum throughout July. Based on recent trends, we continue to believe our results for the year will be at least $2.00 per share, which is in line with the guidance we provided in May. The timing and strength of the fall lawn care season will be the most critical factor in achieving our full-year guidance.

“In regards to our impairment charge, like many companies, the recent decline in our equity value forced us to accelerate our normal impairment testing. While we do not believe the impairment is indicative of our long-term expectations for the business, it is reflective of an accounting process that is significantly driven by our recent share price.”

THIRD QUARTER DETAILS
Sales in the Global Consumer segment increased 6 percent to $930.1 million. The increase was led by strong growth in lawn fertilizers, grass seed and growing media in the United States. Consumer purchases in those categories improved 17 percent, 21 percent and 9 percent respectively and increased 8 percent in total. Sales improved in most European markets. Increased commodity costs more than offset higher sales, resulting in operating income for the Global Consumer segment of $207.9 million, compared with $211.1 million for the same period a year ago.
Global Professional sales increased 32 percent to $98.7 million, with particularly strong growth in Europe and emerging markets. The business continued to benefit from strong demand for its proprietary technology and a strong focus on driving growth. While the business has adjusted prices throughout the season, those increases have not completely offset increased commodity costs. As a result, operating income for the segment was $11.9 million, compared with $10.6 million for the same period a year ago.
“The Global Professional business continues to deliver outstanding results and will remain an important component to our continued growth,” Hagedorn said. “We expect this business to finish the year with significant momentum as we enter 2009.”
Scotts LawnService reported a 3 percent increase in revenue during the quarter to $87.4 million. The business continues to see higher cancellation rates from last year with most homeowners citing macroeconomic pressures as the reason. Operating profit for Scotts LawnService was $20.6 million in the quarter, compared with $21.5 million a year ago. Smith & Hawken sales decreased 14 percent in the quarter to $54.9 million due to lower demand for high-end outdoor living products and declines in its catalog and wholesale divisions.
On a company-wide basis, gross margins were 36.4 percent, excluding the impact from product recalls and registration issues, compared with 38.5 percent a year earlier.

Higher than expected commodity costs remain the primary challenge to gross margin rates throughout the business.
Selling, general and administrative costs increased 4 percent to $206.9 million as the Company maintains strong controls on spending.
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) was $234.6 million, compared with $244.3 million for the same period last year.

YEAR-TO-DATE RESULTS
Net sales through the first nine months were $2.44 billion, up 3 percent from $2.36 billion a year earlier. Global Consumer sales improved 1 percent to $1.90 billion and Global Professional sales improved 25 percent to $260.6 million. Scotts LawnService revenue increased 9 percent to $157.7 million. Smith & Hawken sales declined 13 percent to $121.0 million.
Gross margins declined to 34.6 percent, excluding the impact from product recalls and registration issues, from 35.8 percent, impacted mainly by higher input costs. SG&A through the first nine months increased 3 percent to $559.6 million.
Adjusted EBITDA was $327.7 million compared with $360.3 million.
On a reported basis, net income was $23.8 million, or $0.36 per share, compared with $153.7 million, or $2.28 per share. Adjusted net income - which excludes the impact of costs related to product recalls and registration issues, impairment charges and refinancing charges - was $151.6 million, or $2.31 per share, compared with $165.5 million, or $2.45 per share, a year earlier. Adjusted results exclude approximately $41.0 million of pre-tax costs related to product recalls and registration issues as well as the third quarter impairment charges noted earlier.
The Company now expects costs related to the recalls and registration issues to range from $55 to $60 million, which is higher than previously expected. However, the Company considers these items to be non-recurring and, therefore, has excluded them from the full-year earnings guidance. This estimate excludes any potential fines or penalties related to these issues, which cannot be estimated at this time.

The Company will discuss its third quarter results during a Webcast and conference call at 9:00 a.m. Eastern Time on Friday, August 1, 2008. The call will be available live on the investor relations section of the ScottsMiracle-Gro Web site, http://investor.scotts.com.
An archive of the Webcast, as well as accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will be available on the Web site for at least 12 months.

About ScottsMiracle-Gro
With more than $2.9 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world's largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. The Company also owns Smith & Hawken®, a leading brand of garden-inspired products that includes pottery, watering equipment, gardening tools, outdoor furniture and live goods, and Morning Song®, a leading brand in the wild bird food market. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For additional information, visit us at www.scotts.com.

Statement under the Private Securities Litigation Act of 1995: Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the company, the plans and objectives of the company’s management, and the company’s assumptions regarding such performance and plans are forward looking in nature. Actual results could differ materially from the forward-looking information in this release, due to a variety of factors, including, but not limited to:

•	Adverse weather conditions could adversely affect our sales and financial results;
•	Our historical seasonality could impair our ability to pay obligations and operating expenses as they come due and operating expenses;
•	Our substantial indebtedness could adversely affect our financial health;
•	Public perceptions regarding the safety of our products, particularly in light of our recently announced product recalls, could adversely affect us;
•
Costs associated with our recently announced product recalls and product registration issues and the corresponding governmental investigation, including recall costs, legal and advertising expenses, lost sales and potential governmental fines could adversely affect our financial results;

•	The loss of one or more of our top customers could adversely affect our financial results because of the concentration of our sales to a small number of retail customers;
•	The expiration of certain patents could substantially increase our competition in the United States;
•	Compliance with environmental and other public health regulations could increase our cost of doing business; and
•	Our significant international operations make us more susceptible to fluctuations in currency exchange rates and to the costs of international regulation.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the company’s publicly filed quarterly, annual and other reports.

Contact:
Jim King
Senior Vice President
Investor Relations & Corporate Affairs
(937) 578-5622

THE SCOTTS MIRACLE-GRO COMPANY
Results of Operations for the Three and Nine Months
Ended June 28, 2008 and June 30, 2007
(in millions, except per share data)
(Unaudited)
Note: See Accompanying Footnotes on Page 11

		Three Months Ended			Nine Months Ended
		June 28,	June 30,	%	June 28,	June 30,	%
	Footnotes	2008	2007	Change	2008	2007	Change
Net sales		$1,170.9	$1,098.4	7%	$2,437.6	$2,362.9	3%
Cost of sales		746.9	675.7		1,596.9	1,516.5
Cost of sales - product registrations/recalls		0.2	-		22.8	-

Gross profit		423.8	422.7	0%	817.9	846.4	-3%
% of sales		36.2%	38.5%		33.6%	35.8%

Operating expenses:
Selling, general and administrative		206.9	199.2	4%	559.6	544.4	3%
Impairment and product registrations/recalls		128.9	-		130.1	-
Other income, net		(5.4)	(3.6)		(9.6)	(7.0)

Total operating expenses		330.4	195.6	69%	680.1	537.4	27%

Income from operations		93.4	227.1	-59%	137.8	309.0	-55%
% of sales		8.0%	20.7%		5.7%	13.1%

Costs related to refinancings		-	-		-	18.3
Interest expense		22.1	26.2		64.6	52.3

Income before taxes		71.3	200.9	-65%	73.2	238.4	-69%

Income tax expense		48.7	71.2		49.4	84.7

Net income		22.6	129.7	-83%	23.8	153.7	-85%

Basic income per share	(1)	$0.35	$2.04	-83%	$0.37	$2.34	-84%

Diluted income per share	(2)	$0.35	$1.98	-83%	$0.36	$2.28	-84%

Common shares used in basic income
per share calculation		64.6	63.6	2%	64.4	65.6	-2%

Common shares and potential common
shares used in diluted income per
share calculation		65.3	65.4	0%	65.5	67.5	-3%

Results of operations excluding restructuring, refinancing charges, loss on impairment and other charges:

Adjusted net income	(4)	$130.7	$129.7	1%	$151.6	$165.5	-8%

Adjusted diluted income per share	(2) (4)	$2.00	$1.98	1%	$2.31	$2.45	-6%

Adjusted EBITDA	(3) (4)	$234.6	$244.3	-4%	$327.7	$360.3	-9%

Pro forma results as if the recapitalization transactionsand related debt restructuring occurred as of the the beginning of each fiscal year

Pro forma adjusted net income	(4) (5)				$151.6	$150.3	1%

Pro forma adjusted diluted income per share	(4) (5)				$2.31	$2.31	0%

THE SCOTTS MIRACLE-GRO COMPANY
Net Sales by Segment - Three and Nine Months
Ended June 28, 2008 and June 30, 2007
(in millions)
(unaudited)

	Three Months Ended
	June 28,	June 30,
	2008	2007	% Change

Global Consumer	930.1	875.4	6%

Global Professional	98.7	75.0	32%

Scotts LawnService®	87.4	84.6	3%

Corporate & Other	54.7	63.4	-14%

Consolidated	$1,170.9	$1,098.4	7%

	Nine Months Ended
	June 28,	June 30,
	2008	2007	% Change

Global Consumer	1,898.9	1,872.3	1%

Global Professional	260.6	208.5	25%

Scotts LawnService®	157.7	144.1	9%

Corporate & Other	120.4	138.0	-13%

Consolidated	$2,437.6	$2,362.9	3%

THE SCOTTS MIRACLE-GRO COMPANY
Consolidated Balance Sheets
June 28, 2008, June 30, 2007 and September 30, 2007
(Unaudited)
(in millions)

	June 28,	June 30,	September 30,
	2008	2007	2007

ASSETS
Current assets
Cash and cash equivalents	$166.0	$66.9	$67.9
Accounts receivable, net	796.2	711.1	397.8
Inventories, net	474.9	432.4	405.9
Prepaids and other current assets	153.3	112.7	127.7

Total current assets	1,590.4	1,323.1	999.3

Property, plant and equipment, net	355.8	364.8	365.9
Goodwill, net	386.7	477.7	462.9
Other intangible assets, net	377.1	418.7	418.8
Other assets	23.9	34.6	30.3

Total assets	$2,733.9	$2,618.9	$2,277.2

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Current portion of debt	$292.1	$237.2	$86.4
Accounts payable	295.1	274.1	202.5
Other current liabilities	443.8	410.0	297.7

Total current liabilities	1,031.0	921.3	586.6

Long-term debt	1,028.3	1,030.1	1,031.4
Other liabilities	174.8	161.4	179.9

Total liabilities	2,234.1	2,112.8	1,797.9

Shareholders' equity	499.8	506.1	479.3

Total liabilities and shareholders' equity	$2,733.9	$2,618.9	$2,277.2

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items for the Three
Months Ended June 28, 2008 and June 30, 2007
Note: See Notes 3, 4 and 5 to the Accompanying Footnotes on Page 11

	Three Months Ended June 28, 2008				Three Months Ended June 30, 2007 (a)
	As Reported	Product Registration/Recalls	Impairment	Adjusted	As Reported
Net sales	$1,170.9	$(5.2)	$-	$1,176.1	$1,098.4
Cost of sales	746.9	(0.8)	-	747.7	675.7
Cost of sales - product registrations/recalls	0.2	0.2	-	-	-

Gross profit	423.8	(4.6)	-	428.4	422.7
% of sales	36.2%			36.4%	38.5%

Operating expenses:
Selling, general and administrative	206.9	-	-	206.9	199.2
Impairment and product registrations/recalls	128.9	5.6	123.3	-	-
Other income, net	(5.4)	-	-	(5.4)	(3.6)

Total operating expenses	330.4	5.6	123.3	201.5	195.6

Income from operations	93.4	(10.2)	(123.3)	226.9	227.1
% of sales	8.0%			19.3%	20.7%

Costs related to refinancings	-	-	-	-	-
Interest expense	22.1	-	-	22.1	26.2

Income before taxes	71.3	(10.2)	(123.3)	204.8	200.9

Income tax expense	48.7	(4.0)	(21.4)	74.1	71.2

Net income (reported, adjusted and pro forma)	$22.6	$(6.2)	$(101.9)	$130.7	$129.7

Basic income per share	$0.35	$(0.10)	$(1.58)	$2.02	$2.04

Diluted income per share	$0.35	$(0.09)	$(1.56)	$2.00	$1.98

Common shares used in basic income
per share calculation	64.6	64.6	64.6	64.6	63.6

Common shares and potential common
shares used in diluted income per
share calculation	65.3	65.3	65.3	65.3	65.4

Net income	22.6				129.7
Income tax expense	48.7				71.2
Interest expense	22.1				26.2
Product registrations/recalls	(0.4)				-
Costs related to refinancing	-				-
Depreciation	13.7				12.8
Amortization, including marketing fees	4.6				4.4
Impairment of assets	123.3				-

Adjusted EBITDA	$234.6				$244.3

(a) - For the three months ended June 30, 2007, there were no items impacting comparability.

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items for the Nine
Months Ended June 28, 2008 and June 30, 2007
Note: See Notes 3, 4 and 5 to the Accompanying Footnotes on Page 11

	Nine Months Ended June 28, 2008				Nine Months Ended June 30, 2007
	As Reported	Product Registrations/Recalls	Impairment	Adjusted	As Reported	Costs related to refinancings	Adjusted	Pro Forma Adjustments	Pro Forma Adjusted
Net sales	$2,437.6	$(24.2)	$-	$2,461.8	$2,362.9	$-	$2,362.9	$-	$2,362.9
Cost of sales	1,596.9	(12.8)	-	1,609.7	1,516.5	-	1,516.5	-	1,516.5
Cost of sales - product registrations/recalls	22.8	22.8	-	-	-	-	-	-	-

Gross profit	817.9	(34.2)	-	852.1	846.4	-	846.4	-	846.4
% of sales	33.6%			34.6%	35.8%		35.8%		35.8%

Operating expenses:
Selling, general and administrative	559.6	-	-	559.6	544.4	-	544.4	-	544.4
Impairment and product registrations/recalls	130.1	6.8	123.3	-	-	-	-	-	-
Other income, net	(9.6)	-	-	(9.6)	(7.0)	-	(7.0)	-	(7.0)

Total operating expenses	680.1	6.8	123.3	550.0	537.4	-	537.4	-	537.4

Income from operations	137.8	(41.0)	(123.3)	302.1	309.0	-	309.0	-	309.0
% of sales	5.7%			12.3%	13.1%		13.1%		13.1%

Costs related to refinancings	-	-	-	-	18.3	18.3	-	-	-
Interest expense	64.6	-	-	64.6	52.3	-	52.3	23.6	75.9

Income before taxes	73.2	(41.0)	(123.3)	237.5	238.4	(18.3)	256.7	(23.6)	233.1

Income tax expense	49.4	(15.1)	(21.4)	85.9	84.7	(6.5)	91.2	(8.4)	82.8

Net income (reported, adjusted and pro forma)	$23.8	$(25.9)	$(101.9)	$151.6	$153.7	$(11.8)	$165.5	$(15.2)	$150.3

Basic income per share	$0.37	$(0.40)	$(1.58)	$2.35	$2.34	$(0.18)	$2.52	$(0.14)	$2.38

Diluted income per share	$0.36	$(0.40)	$(1.56)	$2.31	$2.28	$(0.17)	$2.45	$(0.14)	$2.31

Common shares used in basic income
per share calculation	64.4	64.4	64.4	64.4	65.6	65.6	65.6		63.2

Common shares and potential common
shares used in diluted income per
share calculation	65.5	65.5	65.5	65.5	67.5	67.5	67.5		65.2

Net income	23.8				153.7
Income tax expense	49.4				84.7
Interest expense	64.6				52.3
Product registrations/recalls	13.7				-
Costs related to refinancing	-				18.3
Depreciation	40.1				39.2
Amortization, including marketing fees	12.8				12.1
Impairment of Assets	123.3				-

Adjusted EBITDA	$327.7				$360.3

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements
(in millions, except per share data)

Results of Operations

(1)	Basic earnings per common share is calculated by dividing net income by average common shares outstanding during the period.

(2)
Diluted income per share is calculated by dividing net income by the average common shares and dilutive potential common shares (common stock options, stock appreciation rights, and restricted stock) outstanding during the period.

(3)
"Adjusted EBITDA" is defined as net income before interest, taxes, depreciation and amortization as well as certain other items such as the impact of discontinued operations, the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring, non-cash items effecting net income. Adjusted EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity.

(4)	The Reconciliation of non-GAAP Disclosure Items includes the following non-GAAP financial measures:

Adjusted net income and adjusted diluted income per share - These measures exclude charges or credits relating to refinancings, impairments, restructurings, and other unusual items as such costs or gains relate to discrete projects or transactions that are apart from and not indicative of the results of the operations of the business.

Pro forma adjusted net income and pro forma adjusted diluted income per share - These measures include interest expense and diluted shares which have been computed as if the recapitalization transactions were completed as described in Note 5 below.

Adjusted EBITDA - The presentation of adjusted EBITDA is provided as a convenience to the Company's lenders because adjusted EBITDA is a component of certain debt covenants.

Free cash flow - This annual measure is often used by analysts and creditors as a measure of a company’s ability to service debt, reinvest in the business beyond normal capital expenditures, and return cash to shareholders. Free cash flow is equivalent to cash provided by operating activities as defined by generally accepted accounting principles less capital expenditures.

The Company believes that the disclosure of these non-GAAP financial measures provides useful information to investors or other users of the financial statements, such as lenders.

(5)
During the second quarter of fiscal 2007, Scotts Miracle-Gro completed a significant recapitalization plan. The objective of this plan, announced on December 12, 2006, was to return $750 million to the Company's shareholders. This was accomplished via a share repurchase that totaled $245.5 million, or 4.5 million shares, which was completed via a modified Dutch auction tender offer on February 14, 2007, and a special one-time cash dividend of $8.00 per share, totaling $508.0 million, which was paid on March 5, 2007 to shareholders of record as of February 26, 2007.

In order to fund these transactions, the Company entered into new credit facilities aggregating to $2.15 billion. As part of this debt restructuring, the Company launched a successful tender offer for all of its $200 million 6 5/8% senior subordinated notes, which were retired in the second quarter.

Subsequent to the completion of this recapitalization, the Company's interest expense has been and will be significantly higher as a result of the borrowings incurred to fund the cash returned to shareholders and related expenses. The following pro forma incremental interest expense has been determined as if the Company had completed these recapitalization transactions as of October 1, 2006 for fiscal 2007. Borrowing rates in effect as of March 30, 2007 were used to compute this pro forma interest expense. As the recapitalization involved a share repurchase, pro forma diluted shares are also provided.

	Fiscal 2007
	Q1	Q2
Incremental interest on recapitalization borrowings	$13.1	$8.7
New credit facility interest rate differential	1.0	0.5
Incremental amortization of new credit facility fees	0.2	0.1

Pro forma incremental interest from recapitalization	$14.3	$9.3

Year-to-date incremental interest		$23.6

Common shares and potential common shares used
in diluted income per share calculation	67.2	67.8
Incremental impact of repurchased shares	(4.5)	(2.7)
Incremental impact on potential common shares	-	0.1

Pro forma diluted shares	62.7	65.2

Year-to-date pro forma diluted shares		65.0